Exhibit 99.1

800 Prime Place, Hauppauge, NY 11788

Phone: 631.231.4600

Fax: 631.231.3075

www.medical-action.com

CONTACT:	Charles L. Kelly – Chief Financial Officer
MEDICAL ACTION INDUSTRIES INC.
(631) 231-4600

FOR IMMEDIATE RELEASE

MEDICAL ACTION INDUSTRIES REPORTS HIGHER REVENUES

FOR FISCAL 2009 SECOND QUARTER

Company Continues to Manage Impact of Commodity Prices

and Efficiencies at Tennessee Plant

HAUPPAUGE, N.Y., November 6, 2008 – Medical Action Industries Inc. (NASDAQ/MDCI), a leading supplier of medical and surgical disposable products, today reported higher revenue for the three and six months ended September 30, 2008.

Net sales for the second quarter amounted to $73,824,000, an increase of $1,539,000, or 2% over the $72,285,000 in net sales reported for the three months ended September 30, 2007. Net income for the second quarter was $480,000, or $.03 per basic and diluted share, a decrease of $2,788,000, or 85%, as compared with $3,268,000, or $.21 per basic share ($.20 per diluted share), reported for the three months ended September 30, 2007.

Net sales for the six months ended September 30, 2008 amounted to $151,219,000, an increase of $8,688,000 or 6% over the $142,531,000 in net sales reported for the six months ended September 30, 2007. Net income for the six months ended September 30, 2008 amounted to $3,026,000 or $.19 per basic and diluted share, a decrease of $3,754,000 or 55%, as compared with $6,780,000 or $.43 per basic share ($.42 per diluted share) reported for the comparable six months in fiscal 2008.

“While second quarter and six month revenues reached record levels, our primary focus is the effective management of three challenges to our profitability: higher resin prices, increased costs for Chinese produced products and the efficiency of our Tennessee plant,” said Paul D. Meringolo, Chief Executive Officer and President of Medical Action Industries Inc. “We’ve discussed these issues for some time, including their potential impact on gross margins. Recently we have seen declines in resin prices which will not benefit the company until the fourth quarter as a result of significant purchases made in June and July of 2008 at higher than current market prices.”

“To address higher raw material and product costs from China,” he added, “we’ve continued to implement prudent, strategic price increases that maintain our unique competitive position and a sound, loyal customer base. Volatile oil prices, higher Chinese labor costs and currency fluctuations have had a significant impact on the entire medical products industry. We’ll continue to monitor those factors and their potential effect on future performance.”

“In Tennessee,” Meringolo said, “we moved ahead with our plant upgrades during the second quarter, including installation of additional injection molding machines and robotic equipment. As we’ve stated previously, we expect this work to continue through fiscal 2009. Long-term, our aim is to reduce costs and expand our ability to manufacture and deliver an even broader range of highly competitive, resin-based products.”

Meringolo said that the total cost of these three challenges was approximately $6,578,000 and $11,310,000 for the three and six months ended September 30, 2008, respectively. Of this total, increased resin costs contributed $2,402,000 and $4,128,000, respectively. Chinese product expenses were approximately $1,841,000 and $3,312,000 and efficiency related costs at the Tennessee plant were approximately $2,335,000 and $3,870,000 for the three and six months ended September 30, 2008, respectively. “We continue to work diligently on eliminating these inefficiencies, which will provide opportunities for us in the future,” said Paul D. Meringolo, Chief Executive Officer and President of Medical Action Industries Inc.

Medical Action invites its shareholders and other interested parties to attend its conference call at 10:00 a.m. (ET) on November 6, 2008. You may participate in the conference call by calling (888) 868-9080 (domestic) or (973) 935-8511 (international); conference ID #69343822. The conference call will be simultaneously web cast on our website: www.medical-action.com. The complete call and discussion will be available for replay on our website beginning at 1:00 p.m. (ET) on November 6, 2008.

Medical Action is a diversified manufacturer of disposable medical devices. Its products are marketed primarily to acute care facilities in domestic and certain international markets. Further, Medical Action has expanded its target market to include physician, dental and veterinary office, out-patient surgery centers, long-term care facilities and laboratories. Medical Action is a leading manufacturer and distributor of many of its products in the primary markets it competes in. The Company’s products are marketed nationally by its direct sales personnel and extensive network of healthcare distributors. Medical Action has preferred vendor agreements with national and regional distributors, as well as sole and multi source agreements with group purchasing organizations. The Company’s common stock trades on the NASDAQ Global Select Market under the symbol MDCI and is included in the Russell 2000 Index.

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This news release contains forward-looking statements that involve risks and uncertainties regarding Medical Action’s operations and future results. Please see the Company’s filings with the Securities and Exchange Commission, including, without limitation, the Company’s Form 10-K and Form 10-Qs, which identify specific factors that would cause actual results or events to differ materially from those described in the forward-looking statements.

MEDICAL ACTION INDUSTRIES INC.

Financial Highlights

(dollars in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	9/30/08	9/30/07	9/30/08	9/30/07
	(Unaudited)		(Unaudited)
Statements of Operations:
Net sales	$73,824	$72,285	$151,219	$142,531
Cost of sales	62,552	55,843	124,897	108,980

Gross profit	11,272	16,442	26,322	33,551
Selling, general and administrative expenses	9,923	10,229	20,384	20,654
Interest expense (income), net	629	925	1,113	1,926

Income before income taxes	720	5,288	4,825	10,971
Income tax expense	240	2,020	1,799	4,191

Net income	$480	$3,268	$3,026	$6,780

Net income per share basic:	$.03	$.21	$.19	$.43
Net income per share diluted:	$.03	$.20	$.19	$.42

Balance Sheets as of September 30, 2008 and

March 31, 2008 (dollars in thousands)

	September 30, 2008	March 31, 2008
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$2,171	$2,104
Accounts receivable, net	21,636	24,038
Inventories, net	43,336	33,493
Prepaid expenses and other current assets	3,860	4,618

Total Current Assets	71,003	64,253
Property and equipment, net	38,159	33,681
Goodwill	80,699	80,699
Trademarks	1,266	1,266
Other intangible assets, net	15,369	16,159
Other assets	2,630	2,978

Total Assets	$209,126	$199,036

Liabilities and Shareholders’ Equity
Accounts payable	$12,601	$14,112
Accrued expenses, payroll, payroll taxes and income taxes	10,807	11,519
Deferred income taxes	9,170	9,720
Total debt	56,997	47,906
Shareholders’ equity	119,551	115,779

Total Liabilities and Shareholders’ Equity	$209,126	$199,036

Key Financial Statistics
Current ratio	2.6	1.6
Debt to equity ratio	.48	.41
Book value per share	$7.46	$7.23

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